EXHIBIT 99.1

Kisses from Italy Opening Initial European Location

Miami, Florida-based “Kisses from Italy” returns to its Italian roots with the unveiling of its first European location

MIAMI, May 30, 2019 (GLOBE NEWSWIRE) -- KISSES FROM ITALY INC., the Florida based popular fast-casual eatery today announced the opening of its inaugural corporate-owned Italian location near the port city of Bari on the Adriatic Sea.

“We are thrilled to announce that our initial European location will be a Kisses from Italy - Restaurant, Bar and Lounge concept,” states Company President and CEO Michele Di Turi. “We are both hopeful and confident this will be the first of many new outlets across the European continent. Italian traditions and culture have always been the source of inspiration behind our culinary concept,” continued Di Turi. “It was therefore only natural that we select an emblematic locale to begin our expansionary journey through Europe. It is expected to allow us to establish and build our European franchise program and distribution network, as well as creating efficiencies that can be scaled across the various business units.”  The new restaurant, located at Strada Provinciale 70 #100, Via Vittorio Veneto 100 Ceglie del Campo, Bari, Italia, is also expected to become the Company’s training facility for future franchisees in Europe.

With a satisfying, healthy and wallet-friendly Mediterranean-inspired menu, the Company’s restaurants deliver a simple and effective business model that centers itself on superior quality products and customer service.  The new location has already produced noticeable excitement from discerning local customers who have embraced the fresh perspective provided by the soon-to-be American-based – Restaurant, Bar and Lounge.

About KISSES FROM ITALY Inc.

KISSES FROM ITALY is a U.S. based restaurant chain focused on fast-casual dining with traditional Italian panini, homemade lasagna, salads, panzerotti Di Bari, coffee and dessert offerings. The Company currently operates three corporate owned stores. It successfully commenced operations in May 2015 with the opening of its flagship location in Ft. Lauderdale at 3146 NE 9th St. This was followed by three additional sites across the greater Ft. Lauderdale/Pompano Beach area

For more information about Kisses from Italy, its locations and business please visit http://www.kissesfromitaly.com or contact Michele Di Turi, President and CEO at michael@kissesfromitaly.com or (305-423-7129) as well as Malcolm McClintock, Alabaska Marketing at mgmcclintock@aol.com or (407-408-0912).

Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues and any payment of dividends on our common and preferred stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC). Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the Securities and Exchange Commission. Among other matters, Kisses From Italy, Inc. may not be able to sustain growth or achieve profitability based upon many factors including, but not limited to, general stock market conditions. Reference is hereby made to cautionary statements set forth in the Company's most recent SEC filings. We have incurred and will continue to incur significant expenses in our expansion of our existing and new restaurants, noting there is no assurance that we will generate enough revenues to offset those costs in both the near and long term.